Exhibit 10.11

AMENDMENT TO THE
EQUITY PURCHASE AGREEEMENT

THIS AMENDMENT TO THE EQUITY PURCHASE AGREEMENT (this “Amendment”) is effective as of October 28, 2024, by and between Verano Arizona, LLC, an Arizona limited liability company (“Buyer”), and The Cannabist Company Holdings Inc., a British Columbia corporation, acting in its individual capacity and as the Member representative (“Cannabist”).

RECITALS

WHEREAS, Buyer, 203 Organix, L.L.C., an Arizona limited liability company (the “Company”), Columbia Care-Arizona, Prescott, L.L.C., an Arizona limited liability company, Cannabist and solely for the purposes of Sections 2.4(d) and 6.2(e), CC VA Holdco LLC, a Delaware limited liability company, are party to that certain Equity Purchase Agreement, dated as of July 29, 2024 (the “Purchase Agreement”);

WHEREAS, the Purchase Agreement may be amended by the written agreement of Buyer and Cannabist; and

WHEREAS, the parties hereto desire to amend the Purchase Agreement as set forth herein, in accordance with the terms set forth in the Purchase Agreement.

    NOW, THEREFORE, in consideration of the premises, the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.Definitions. Capitalized terms used herein and not defined herein shall have the meaning ascribed to such term as set forth in the Purchase Agreement, and all references to Sections shall mean the Sections of the Purchase Agreement unless reference is made to another document.
2.Amendments to the Purchase Agreement. Section 6.3(e) is hereby deleted in its entirety and replaced with the following:
(e) Section 338(h)(10) Election.
(i)Buyer and the Member shall join in the making of a timely election under Code Section 338(h)(10) and any corresponding elections under state or local Tax Law (collectively, the “Section 338(h)(10) Election”) with respect to the sale of the Equity. As soon as reasonably practicable following the Closing Date, Buyer and the Member shall exchange completed and executed copies of IRS Form 8023 and any other form or schedule required to effect the Section 338(h)(10) Election (and any required schedules thereto) and timely file the same with the IRS and other applicable Governmental Entities. The Member shall pay any Tax on income or gain recognized by the Company as a result of the Section 338(h)(10) Election and shall indemnify Buyer against any Loss arising out of the failure to pay any such Taxes.
131405909.1

(ii)Reasonably promptly following the determination of the Final Purchase Price, Buyer shall prepare and deliver to the Member for its review a schedule (the “Closing Consideration Allocation”), which shall set forth a calculation and proposed allocation of the “aggregate deemed sales price” (as defined in Treasury Regulations §1.338-4) (the “ADSP”) and the “adjusted gross-up basis” (as defined in Treasury Regulations §1.338-5) (the “AGUB”) among the assets of the Company deemed sold as a result of the Section 338(h)(10) Election, in each case for U.S. federal and applicable state and local income Tax purposes in a manner consistent with Code Sections 338 and 1060 and the Treasury Regulations promulgated thereunder. If the Member disagrees with Buyer’s Closing Consideration Allocation, the Member shall provide the Buyer with comments within 30 days after the Buyer’s delivery of the Closing Consideration Allocation to the Member. The Buyer and the Member shall negotiate in good faith to determine the Closing Consideration Allocation in preparing the final allocation schedule (the “Final Allocation”). If the Buyer and the Member are unable to agree upon the Final Allocation after 30 days, the Buyer and the Member shall submit their dispute to the Valuation Firm. The Valuation Firm shall be directed to review such items in accordance with Section 2.4(b) as if it applied to the resolution of the dispute relating to the Final Allocation mutatis mutandis and determine, within 30 days, the changes to Buyer’s Closing Consideration Allocation that are required to conform it to the Asset Purchase Price Allocation. The resolution of the disputed items relating to the Final Allocation will be conclusive, final and binding on the Parties and the version, with the determinations of the Valuation Firm, shall be the Final Allocation for purposes of this Agreement. The fees and expenses of the Valuation Firm in resolving the disputes relating to the Final Allocation shall be borne as specified in the procedures set forth in Section 2.4(b) as if they applied to the resolution of the disputes relating to the Final Allocation pursuant to this Section 6.3(e) mutatis mutandis. The Parties shall file all Tax Returns (including Form 8883) in a manner consistent with the Final Allocation, and none of the Parties shall take any Tax position to the contrary to the Final Allocation on any Tax Return or in any proceeding or audit.
3.Full Force and Effect. Except as specifically amended, modified, or supplemented by this Amendment, the Purchase Agreement, as amended, shall remain unchanged and in full force and effect.
4.Governing Law. The parties hereto expressly agree that this Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware.
5.Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature) or other commonly recognized transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written.

BUYER:

Verano Arizona, LLC

By
Name: George P. Archos
Title: Chief Executive Officer

CANNABIST:

The Cannabist Company Holdings Inc.

By
Name: David Hart
Title: Chief Executive Officer